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+--------+
| FORM 5 |                           UNITED STATES SECURITIES AND
+--------+                                EXCHANGE COMMISSION
                                         Washington D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

     Meyer, Edward C.
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        (Last)                      (First)                        (Middle)

     c/o Mitretek Systems
     7525 Colshire Drive
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                                   (Street)

     McLean                              VA                         22102-7492
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol GRC International, Inc. ("GRH")
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------
4.  Statement for Month/Year                     6/30/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director(4)    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ____
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Issuer's Fiscal      Indirect      Owner-
                                                 Amount        (A) or    Price        Year                 (I)           ship
                                                               (D)                    (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                                                                      1,708,000            (1)           (1)
   $.10 par value
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction
  4(b)(v).    (Print or Type Responses)


                                                                          (Over)
                                                                 SEC 2270 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                  ----------------------------
                                                                                                       (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Directors Fee Repl Option             (2)
   (right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Directors Fee Repl Option          $1.7692             9/30/98             A                      942
   (right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Directors Fee Repl Option          $1.5216            12/31/98             A                      695
   (right to buy)
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            of De-        of In-
                                 Date                                           ative       Secur-           rivative      direct
                                 (Month/Day/                                    Secur-      ities            Secu-         Bene-
                                 Year)                                          ity         Bene-            rity:         ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion         Title   Number of                      of               rect (i)      4)
                               cisable  Date                 Shares                         Year             (Instr. 4)
                                                                                            (Instr. 4)
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
Directors Fee Repl Option     (3)       (4)     Common Stock 25,329                                      (D)
   (right to buy)
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Directors Fee Repl Option     (3)       (4)     Common Stock 942                                         (D)
   (right to buy)
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Directors Fee Repl Option     (3)       (4)     Common Stock 695                         26,966          (D)
   (right to buy)
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

Explanation of Responses:

(1)Shares owned by Cilluffo Associates, L.P., of which Gen. Edward C. Meyer is a managing general partner. The reporting person disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein; (2) Exercise prices ranging from $1.00 to $9.429; (3) Currently exercisable; (4) Options may be exercised through the third anniversary of a director's departure from the Board of Directors; (4) Gen. Edward C. Meyer retired from the board of the Issuer effective 11/5/98.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                    /s/ Edward C. Meyer            8/13/99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                                                          Page 2
                                                                 SEC 2270 (7-96)